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                                                                                               EXHIBIT 12.1

                                        Hospitality Properties Trust
                             Computation of Ratio of Earnings to Fixed Charges
                                    (in thousands, except ratio amounts)


                                                                    For the
                                                                  Year Ended
                                                                 December 31,
                                    -----------------------------------------------------------------------
                                       2000            1999            1998          1997           1996
                                       ----            ----            ----          ----           ----

Income Before Extraordinary
     Item                             $126,271        $111,929       $87,982         $59,153       $51,664
Fixed Charges                           37,682          37,352        21,751          15,534         5,646
                                     ---------       ---------     -----------     ---------     ---------
Adjusted Earnings                     $163,953        $149,281      $109,733         $74,687       $57,310


Fixed Charges:
     Interest on indebtedness and
     amortization of deferred
     finance costs                     $37,682         $37,352       $21,751         $15,534        $5,646

Ratio of Earnings to Fixed
Charges                                  4.35x           4.00x         5.04x           4.81x        10.15x

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